Exhibit 99.1

Corporate News
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

AROTECH TO BE ADDED TO ISRAEL’S TEL-TECH INDEX
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Inclusion on the Tel-Aviv Stock Exchange’s technology index to begin on September 30, 2007

Ann Arbor, Michigan, September 18, 2007 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, announced today that effective September 30, 2007 its shares will be included on the Tel-Aviv Stock Exchange’s Tel-Tech index of technology stocks. Arotech’s stock is dual listed on the Nasdaq Global Market and the Tel-Aviv Stock Exchange (“TASE”), trading on both exchanges under the ticker symbol “ARTX.”

“We anticipate that our inclusion in the Tel-Tech index will increase public interest in Israel in our company and our stock,” said Robert S. Ehrlich, Chairman and CEO of Arotech. “We also believe that this inclusion will bring us to the attention of Israeli fund managers who specialize in high technology stocks,” noted Ehrlich.

Launched in 2000, the Tel-Tech Index is the TASE’s technology stock index. The Tel-Tech consists of over 70 high tech companies in the electronics and computers, R&D in life sciences, biotechnology and agro-technology sub-sectors, as well as venture capital funds and other investment companies that derive most of their value or revenues from these sectors.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armoring, Simulation and Training, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

CONTACT:

Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including the results of our restructuring program. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially.

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These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

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